Exhibit 99

News Release
Ecolab Inc.
370 North Wabasha Street
St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809 (Tel)
(651) 225-3123 (Fax)

ECOLAB REPORTS VERY STRONG SECOND QUARTER EPS GAIN
Increases 2004 EPS forecast range to $1.18-$1.20

2004 SECOND QUARTER HIGHLIGHTS:

•                                          Record diluted net income per share +20% to $0.30

•                                          Record sales +10% to $1 billion

•                                          Solid domestic foodservice results and international improvement lead growth

•                                          2004 earnings forecast of $1.18-$1.20 per share compares to 2003 diluted net income of $1.06 and $1.03 from ongoing operations

	Second Quarter and Six Months Ended June 30
	Second Quarter		% increase	Six Months		% increase
(Millions, except per share)	2004	2003		2004	2003
	unaudited			unaudited

Net Sales	$1,042.7	$946.7	10%	$2,022.1	$1,822.6	11%

Operating Income	135.9	121.4	12%	252.0	222.9	13%

Pretax Income	124.7	109.6	14%	229.6	200.4	15%
Taxes	46.4	42.5	9%	85.3	78.0	9%
Net Income	$78.3	$67.2	17%	$144.3	$122.5	18%

Diluted Net Income Per Common Share	$0.30	$0.25	20%	$0.55	$0.46	20%
Diluted Average Shares Outstanding	260.9	264.6	-1%	260.6	264.2	-1%

- more -

ST. PAUL, Minn., July 22, 2004:  Continued growth in its domestic and international businesses led Ecolab’s results for the second quarter ended June 30, 2004, as diluted earnings per share rose 20% to $0.30 per share.

Ecolab’s consolidated sales increased 10% to a record $1 billion in 2004’s second quarter.  Net income rose 17% to a record $78 million.  Diluted net income per share of $0.30 for the second quarter of 2004 increased 20 percent over last year’s $0.25 net income per share.  Currency translation had a favorable impact on net income of approximately $2.5 million for the second quarter of 2004.

Commenting on the quarter, Douglas M. Baker, Ecolab’s President and Chief Executive Officer said, “The second quarter results were outstanding as we continued to outpace recovering markets and leverage a strong slate of new product offerings.  We did this through the hard work of our outstanding sales and service force, careful management of expenses, and our ongoing commitment to performance excellence.  We remained focused on execution and it shows in our results.

“Our strong earnings underscore our confidence that we will achieve yet another year of double-digit growth in 2004. Though unlikely to match the first half’s very strong growth, we nonetheless continue to expect further good earnings gains in the remaining quarters as our improving sales momentum and divisional operations more than offset less favorable comparisons for currencies and reduced benefits from lower tax rates in the second half.  We remain focused on delivering the industry’s best products and service solutions to our customers, continuing to follow our Circle the Customer strategy to bring new opportunities for growth, and relentlessly driving for improved service and operating excellence.  Ecolab has a strong tradition for unbeatable customer service, expanding its market opportunities and delivering consistent, reliable double-digit growth and superior returns for its shareholders, and we will focus all our efforts to continuing that in the years ahead.”

Second quarter sales for Ecolab’s United States Cleaning & Sanitizing operations rose 5% to $451 million, as gains in Institutional and Kay led the growth.  Excluding acquisitions and divestitures, sales rose 4% for the quarter. Ecolab’s United States Cleaning & Sanitizing operating income also rose 5% to $75 million as the higher volume, new products and cost efficiencies were partially offset by sales force and other investments.

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United States Other Services sales increased 4% to $86 million in the second quarter.  Operating income grew 20% to $8 million due to an improved performance by Pest Elimination.

Sales of Ecolab’s International Cleaning & Sanitizing operations rose 8% in the second quarter when measured at fixed currency rates to $486 million. Excluding acquisitions and divestitures, sales rose 4%.  Latin America sales showed double-digit growth, while both Europe/Africa/Middle East and Asia Pacific reported attractive gains.  Fixed currency operating income rose 12% to $50 million as margins improved in all regions through new products and programs as well as careful management of costs.  At public currency rates, International Cleaning & Sanitizing sales increased 17% and operating income grew 23%.

Ecolab reacquired 180,000 shares of its common stock during the second quarter.

Business Outlook

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.  These statements do not include the potential impact of business acquisitions or other material corporate transactions, which may be completed after the date of this release.  This Business Outlook section should be read in conjunction with the information on “Forward Looking Statements” at the end of this release.

Ecolab expects sales for both domestic and international operations (in fixed currencies) to increase in the third quarter 2004 over the third quarter 2003. Gross margins are expected to rise to the 52% range, and selling, general and administrative expenses are expected to be around 38% of sales.  Interest expense is likely to be approximately $13 million.  The effective tax rate should be approximately 37%.  Overall, currency translation is expected to contribute to third quarter earnings.  Diluted earnings per share from ongoing operations are expected to be in the $0.34-$0.36 range in the third quarter of 2004.  Ecolab earned $0.32 per share from ongoing operations in the third quarter of 2003 with diluted net income of $0.33 per share.  For the full year ending December 31, 2004, Ecolab expects diluted earnings per share from ongoing operations will rise to the $1.18-$1.20 range.  In 2003, Ecolab reported diluted net income per share of $1.06; earnings from ongoing operations were $1.03.

With sales of $3.8 billion, Ecolab is the global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products for the hospitality, foodservice, institutional and industrial markets.

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Ecolab shares are traded on the New York Stock Exchange and the Pacific Exchange under the symbol ECL.  Ecolab news releases and other investor information are available on the Internet at http://www.ecolab.com.

Ecolab will host a live webcast to review the second quarter earnings announcement today at 1:00 p.m. Eastern Daylight Time.  The webcast will be available to the public on Ecolab’s website at http://www.ecolab.com/investor.  A replay of the webcast will be available at that site through August 2, 2004.

Listening to the webcast requires Internet access, a soundcard and the Windows Media Player or other compatible streaming media player. If you do not have the Media Player client installed on your PC, you may download a free version of Media Player at http://www.microsoft.com/windows/windowsmedia/players.asp.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2004 third quarter and full year financial and business prospects, including estimated sales, gross margins, selling, general and administrative expenses, interest expense, taxes and currency translation for the third quarter 2004.  These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  These risks and uncertainties include: the vitality of the foodservice, hospitality, and travel industries; restraints on pricing flexibility due to competitive factors and customer and vendor consolidations; changes in oil or raw material prices or unavailability of adequate and reasonably priced raw materials; the occurrence of capacity constraints or the loss of a key supplier; the effect of future acquisitions or divestitures or other corporate transactions; the company’s ability to achieve plans for past acquisitions; the costs and effects of complying with: (i) laws and regulations relating to the environment and to the manufacture, storage, distribution, efficacy and labeling of the company’s products and (ii) changes in tax, fiscal, governmental and other regulatory policies; economic factors such as the worldwide economy, interest rates and currency movements, including, in particular, the company’s exposure to foreign currency risk; the occurrence of (a) litigation or claims, (b) the loss or insolvency of a major customer or distributor, (c) war, (d) natural or manmade disasters (including acts of terrorism or other hostilities which impact the company’s markets) and, (e) severe weather conditions or public health epidemics affecting the foodservice, hospitality and travel industries; loss of, or changes in, executive management; the company’s ability to continue

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product introductions and technological innovations; and other uncertainties or risks reported from time-to-time in the company’s reports to the Securities and Exchange Commission.  In addition, the company notes that its stock price can be affected by fluctuations in quarterly earnings.  There can be no assurances that the company’s earnings levels will meet investors’ expectations. Ecolab undertakes no duty to update its Forward-Looking Statements.

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IMMEDIATE RELEASE

M.J. Monahan

(651) 293-2809

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2004

(unaudited)

	Second Quarter		Six Months
(thousands, except per share)	2004	2003	2004	2003

Net Sales	$1,042,711	$946,735	$2,022,082	$1,822,587

Cost of Sales *	504,609	466,734	978,703	897,216
Selling, General and Administrative Expenses	402,487	358,783	787,820	702,816
Special Charges (Income)	(254)	(147)	3,551	(344)

Operating Income	135,869	121,365	252,008	222,899

Interest Expense, Net	11,217	11,752	22,390	22,455

Income before Income Taxes	124,652	109,613	229,618	200,444

Provision for Income Taxes	46,359	42,458	85,319	77,971

Net Income	$78,293	$67,155	$144,299	$122,473

Diluted Net Income per Common Share	$0.30	$0.25	$0.55	$0.46

Weighted-Average Common Shares Outstanding
Basic	257,135	261,246	257,080	260,847
Diluted	260,905	264,553	260,645	264,236

*     Cost of sales includes income from reductions in restructuring accruals of $16 for the second quarter ended June 30, 2004 and $66 and $45 for the six months ended June 30, 2004 and 2003, respectively.

IMMEDIATE RELEASE

M.J. Monahan

(651) 293-2809

ECOLAB INC.

OPERATING SEGMENT INFORMATION

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2004

(unaudited)

	Second Quarter		Six Months
(thousands)	2004	2003	2004	2003

Net Sales
United States
Cleaning & Sanitizing	$450,625	$430,901	$881,359	$848,200
Other Services	85,875	82,963	163,650	156,292
Total	536,500	513,864	1,045,009	1,004,492
International Cleaning & Sanitizing	485,819	448,744	924,993	864,467
Effect of Foreign Currency Translation	20,392	(15,873)	52,080	(46,372)
Consolidated	$1,042,711	$946,735	$2,022,082	$1,822,587

Operating Income
United States
Cleaning & Sanitizing	$75,297	$71,943	$152,587	$141,849
Other Services	8,123	6,785	13,321	10,432
Total	83,420	78,728	165,908	152,281
International Cleaning & Sanitizing	50,049	44,524	84,998	75,104
Corporate Expense*	270	106	(3,485)	348
Effect of Foreign Currency Translation	2,130	(1,993)	4,587	(4,834)
Consolidated	$135,869	$121,365	$252,008	$222,899

*      Consistent with the company’s internal management reporting, corporate expense includes income from reductions in restructuring accruals of $270 and $106 for the second quarter ended June 30, 2004 and 2003, respectively and $495 and $348 for the six months ended June 30, 2004 and 2003, respectively.  Corporate expense for the six months ended June 30, 2004 also includes a charge of $3,980 related to the disposal of a grease management product line.

IMMEDIATE RELEASE

M.J. Monahan

(651) 293-2809

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

JUNE 30, 2004

(thousands)	June 30 2004	December 31 2003	June 30 2003
	(unaudited)		(unaudited)

Assets
Current assets
Cash and cash equivalents	$41,246	$85,626	$30,572
Accounts receivable, net	676,158	626,002	644,294
Inventories	322,453	309,959	325,986
Deferred income taxes	76,359	75,820	78,866
Other current assets	64,390	52,933	60,243
Total current assets	1,180,606	1,150,340	1,139,961

Property, plant and equipment, net	771,963	736,797	708,136

Goodwill, net	890,937	797,211	780,308

Other intangible assets, net	228,264	203,859	210,535

Other assets, net	341,062	340,711	281,995

Total assets	$3,412,832	$3,228,918	$3,120,935

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$100,976	$70,203	$97,506
Accounts payable	226,164	212,287	222,168
Compensation and benefits	191,496	190,386	162,602
Income taxes	48,561	59,829	60,271
Other current liabilities	342,233	319,237	327,737
Total current liabilities	909,430	851,942	870,284

Long-term debt	611,385	604,441	601,981

Postretirement health care and pension benefits	250,899	249,906	224,248

Other liabilities	246,396	227,203	172,071

Shareholders’ equity	1,394,722	1,295,426	1,252,351

Total liabilities and shareholders’ equity	$3,412,832	$3,228,918	$3,120,935

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

	Quarter Ended March 31 2003	Quarter Ended June 30 2003	Six Months Ended June 30 2003	Quarter Ended Sept. 30 2003	Nine Months Ended Sept. 30 2003	Quarter Ended Dec. 31 2003	Year Ended Dec. 31 2003

Pro forma income from ongoing operations	$0.21	$0.25	$0.46	$0.32	$0.78	$0.26	$1.03
Pro forma adjustments:
Gain from sale of equity investments				0.02	0.02		0.03
Special charges				(0.01)
Net income, as reported	$0.21	$0.25	$0.46	$0.33	$0.80	$0.26	$1.06

	Quarter Ended March 31 2004	Quarter Ended June 30 2004	Six Months Ended June 30 2004

Pro forma income from ongoing operations	$0.26	$0.30	$0.56
Pro forma adjustments:
Special charges	(0.01)		(0.01)
Net income, as reported	$0.25	$0.30	$0.55

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

The non-GAAP financial measures in the tables above are provided to assist in the reader’s understanding of the comparibility of the company’s operations for 2004 and 2003.  The company believes that pro forma income from ongoing operations, a non-GAAP financial measure, is a useful basis to compare the company’s results against, because unusual items during 2004 and 2003 impacted the company’s reported net income (see “pro forma adjustments” in table above).  The presentation above reconciles as reported net income (U.S. GAAP amounts) to pro forma income from ongoing operations for the quarters and interim year-to-date periods ended March 31, and June 30, 2004 and for the full year and quarters and interim year-to-date periods ended March 31, June 30, September 30 and December 31, 2003.  The information was originally presented in the company’s quarterly earning releases and reflects the impact of the company’s two-for-one stock split paid June 6, 2003.  Special charges includes reductions to prior restructuring expenses and losses related to the sale of product lines and businesses.  The pro forma information should not be construed as an alternative to reported results under U.S. GAAP.